Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2011, relating to the financial statements and financial statement schedule of Nicor Inc. and subsidiaries, and the effectiveness of Nicor Inc. and subsidiaries’ internal control over financial reporting, appearing in Exhibit 99.2 of the Current Report on Form 8-K of AGL Resources Inc. dated December 13, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 1, 2012